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                                                               EXHIBIT (a)(1)(0)

                                                             CONTACTS:
                                                             ---------
                                                             Ish Haley - EDS
                                                             (+1) (972) 605-680
                                                             ish.haley@eds.com

                                                             Jim Phelan -- UGS
                                                             (+1) (314) 264-8216
                                                             jim.phelan@ugs.com


FOR RELEASE: 7:30 A.M.  CDT, FRIDAY, SEPTEMBER 28, 2001

EDS Completes Acquisition of All Outstanding Class A Common Shares of Unigraphics Solutions

UGS Becomes Wholly Owned Subsidiary of EDS
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PLANO, Texas, and CYPRESS, Calif. - EDS today announced the consummation of the cash offer by UGS Acquisition Corp., a wholly-owned subsidiary of EDS, to acquire all outstanding shares of Class A common stock of Unigraphics Solutions Inc. (UGS) at a price of $32.50 per share.

Approximately 5,135,718 shares of Class A common stock were tendered and not withdrawn (including 111,268 shares subject to guarantees of delivery) pursuant to the tender offer, which expired at 12 p.m. EDT, Thursday, September 27, 2001. The tendered shares (other than those subject to guarantees of delivery) have been purchased in accordance with the terms of the offer. Payment for the shares purchased will be made promptly through the depositary for the tender offer.

The tendered shares, together with the shares of Class A common stock issued to EDS upon conversion of its shares of UGS Class B common stock, resulted in EDS' ownership of at least 90 percent of each class of outstanding UGS common stock. Accordingly, EDS completed the merger of UGS Acquisition Corp. into UGS earlier today without further stockholder approval. Pursuant to the merger, effective as of today, each outstanding share of UGS Class A common stock has been converted into the right to receive $32.50 per share in cash, without interest.
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The New York Stock Exchange has advised EDS it will cease trading of UGS before the market opens today. UGS shareholders who hold their own stock certificates will receive instructions in the mail on how to surrender their shares for cash. Those with UGS shares held through banks or brokers will receive information about their holdings from those institutions.

About EDS

EDS, the leading global services company, provides strategy, implementation and hosting for clients managing the business and technology complexities of the digital economy. EDS brings together the world's best technologies to address critical client business imperatives. It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement. EDS, with its management consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 55 countries. EDS reported revenues of $19.2 billion in 2000. The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange. Learn more at www.eds.com.
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About UGS

UGS is one of the most successful software and services companies dedicated to product lifecycle management solutions. UGS' rich heritage and financial strength have been established by consistently providing the industry's best product development applications for over 25 years. Today, UGS is distinguished as a leading supplier of Internet-based product life cycle collaboration solutions as well as the company that is creating the de facto industry standards for the digital product. With offices in over 30 countries around the globe, UGS is a premier vendor for open solutions that seamlessly weave into any environment and create unprecedented value for the world's most demanding customers. In addition, UGS is the first company in its industry to earn the ISO 9001/TickIT certification. For more information, please contact UGS at (800) 498-5351 or via the World Wide Web at http://www.ugs.com.
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